EXHIBIT 10k
1095 Avenue of the Americas
New York, New York 10036

January 9, 2026

Daniel H. Schulman
By E-Mail

Dear Daniel,

Further to our recent discussions, this letter agreement (this “Amendment”) amends the employment letter agreement, dated as of October 13, 2025 (the “Letter Agreement”), between you and Verizon Communications Inc. (the “Company”), effective as of the date set forth above. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Letter Agreement. In consideration of the mutual covenants contained in this Amendment and other valid consideration, the sufficiency of which are hereby acknowledged, you and the Company agree as follows:

Paragraph 6(c) of the Letter Agreement is hereby superseded and replaced in its entire with the following:

c.CEO PSU Award. Effective as of the grant date in the first quarter of 2026 on which the Committee makes its annual LTIP award grants to executive officers of the Company, subject to your continued employment with the Company through such grant date, you will be granted an award of Verizon performance stock units (“PSUs”) with a target value equal to $30 million (the “CEO PSU Award”). The number of shares of Verizon common stock subject to the CEO PSU Award at target will be determined by dividing the target value by the Reference Price and rounding up to the nearest whole number of shares. The CEO PSU Award will have the following terms and conditions:
i.50% of the CEO PSU Award will vest based on Verizon’s achievement of Adjusted EPS targets, as determined by the Committee in its discretion, over a performance period ending on December 31, 2027 (the “Adjusted EPS PSUs”);
ii.50% of the CEO PSU Award (the “TSR PSUs”) will vest based on the TSR of Verizon relative to the TSR of a comparator group to be determined at the time of grant by the Committee in its discretion (the “Comparator Group”);
iii.50% of the TSR PSUs will have a performance period starting October 17, 2025 and ending December 31, 2026 (the “2026 Tranche”) and 50% of the TSR PSUs will have a performance period starting October 17, 2025 and ending December 31, 2027 (the “2027 Tranche”);

iv.the performance targets applicable to the TSR PSUs will be as follows:
1.threshold performance will mean that Verizon’s TSR for the applicable performance period is at the 25th percentile of the Comparator Group and will result in a payout at 50% of the target level;
2.performance below threshold performance will result in a payout at 0% of the target level;
3.target performance will mean that Verizon’s TSR for the applicable performance period is at the 50th percentile of the Comparator Group and will result in a payout at 100% of the target level;
4.maximum performance will mean that Verizon’s TSR for the applicable performance period is at the 75th percentile of the Comparator Group and will result in a payout at 200% of the target level;
5.the payout level for each performance period cannot exceed 100% of the target level if Verizon’s absolute TSR is negative over the applicable performance period;
6.for purposes of measuring the achievement of the relative TSR performance goals, (A) the starting per share price for Verizon common stock will be equal to the Reference Price and (B) the starting per share price for constituents in the Comparator Group will be calculated in the same manner as the Reference Price;
v.In order to satisfy the time-based vesting condition for the CEO PSU Award, you are required to remain employed with the Company through December 31, 2027, provided that in the case of a Succession Event (as defined in paragraph 9 below), or upon your death or Disability (as defined below), the time-based vesting condition will be deemed satisfied in full at the time of your termination of employment, and (B) in the case of a termination of your employment by the Company without Cause (as defined below), the time-based vesting condition will be deemed satisfied at the time of your termination of employment with respect to a pro-rated portion of each of the Adjusted EPS PSUs, the 2026 Tranche and the 2027 Tranche (calculated separately for each such portion based on the number of days that have elapsed during the applicable performance period), it being understood that, in each case, the applicable performance conditions will be measured at the end of the applicable performance period based on actual performance; and
vi.any terms and conditions and specific mechanics that are not described above will be determined by the Committee after discussion with you and reflected in the applicable award agreement.

All other terms of the Letter Agreement shall remain unchanged and in full force and effect except as specifically modified herein.
[Remainder of Page Intentionally Left Blank]

Please confirm that the foregoing accurately expresses our mutual understanding by signing and returning this Amendment.

Sincerely,

VERIZON COMMUNICATIONS INC.

/s/ Samantha Hammock
Name: Samantha Hammock
Title: Executive Vice President and Chief Human
Resources Officer

Accepted and Agreed:
/s/ Daniel H. Schulman_______________________
Daniel H. Schulman

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